Exhibit 99.1

REDWOOD TRUST REPORTS FOURTH QUARTER 2023 FINANCIAL RESULTS

MILL VALLEY, CA – Redwood Trust, Inc. (NYSE:RWT; "Redwood", the "Company", "we" or "our"), a leader in expanding access to housing for homebuyers and renters, today reported its financial results for the quarter ended December 31, 2023.
Key Q4 2023 Financial Results and Metrics
•GAAP book value per common share was $8.64 at December 31, 2023, a 1.5% decrease from $8.77 per share at September 30, 2023
◦Economic return on book value was 0.3%(1)
•GAAP net income available to common stockholders of $19 million or $0.15 per diluted common share
•Non-GAAP Earnings Available for Distribution ("EAD") of $7 million or $0.05 per basic common share. In the fourth quarter of 2023, we updated our calculation of EAD – See "Non-GAAP Disclosures" section for additional details(2)
•Recourse leverage ratio of 2.2x at December 31, 2023, compared to 2.3x at September 30, 2023(3)
•Declared and paid a regular quarterly dividend of $0.16 per common share
Operational Business Highlights
Residential Consumer Mortgage Banking(4)
•Locked $1.2 billion of jumbo loans,(5) down from $1.6 billion in the third quarter 2023, and purchased $1.0 billion of jumbo loans, up from $0.8 billion in the third quarter 2023
◦Quarter-over-quarter decline in jumbo loan lock volume was driven primarily by seasonal factors
◦56% of lock volume in the fourth quarter 2023 was from depository institutions, up from 38% in the third quarter 2023
◦Achieved gross margins of 111bps, above our historical target range of 75bps to 100bps
•Distributed $743 million of jumbo loans through two securitizations ($708 million) and whole loan sales ($35 million)
•New or re-established depository institution partnerships increased 25% in the fourth quarter, resulting in a total of 68 new or re-established partnerships in 2023
•Increased capital allocated to Residential Consumer Mortgage Banking segment to $165 million at December 31, 2023, a 10x+ increase from March 31, 2023
Residential Investor Mortgage Banking(4)
•Funded $343 million of business purpose lending ("BPL") loans in the fourth quarter 2023 (66% bridge and 34% term), down from $411 million in the third quarter 2023
◦Fourth quarter fundings included $117 million of term loans (up 10% from the third quarter)
•Distributed $111 million of loans through whole loan sales and sales to joint venture ("JV") participations

Investment Portfolio
•Deployed approximately $42 million of capital into internally sourced investments, while generating incremental capital from sales of non-strategic third-party assets
•RPL and jumbo securities saw stability in 90 day+ delinquency rates at 8.4% and 0.2%, respectively; 90 day+ delinquency rates for our combined CAFL securities and bridge loan portfolio were 4.7%, up from 3.9% at September 30, 2023(6)
•Unlocked $125 million of capital and reduced portfolio recourse leverage by $200 million through completion of three non-recourse securitizations and establishment of new financing lines; securitization activity included:
◦Co-sponsored rated securitization backed by $205 million of Home Equity Investments ("HEI")(7)
◦Issued re-securitization backed by $256 million of reperforming loan ("RPL") securities, which eliminated associated marginable debt
◦Issued securitization backed by bridge loans with a 24-month revolving feature and up to $250 million of total capacity
•Secured recourse leverage ratio of 0.9x at December 31, 2023(8)
Financing Highlights
•Unrestricted cash and cash equivalents of $293 million and unencumbered assets of approximately $290 million at December 31, 2023
•Successfully renewed or established five loan warehouse financing facilities with key counterparties, representing capacity of $850 million
•Maintained $2.1 billion of excess warehouse financing capacity at December 31, 2023
•Repurchased $15 million of Redwood's convertible debt (at a discount to par) across outstanding maturities during the quarter; in total for 2023, we retired approximately $193 million of our convertible debt(9)
•Issued 12.6 million common shares through our At-the-Market (“ATM”) program, and began investing the proceeds accretively into, among other things, our Residential Consumer Mortgage Banking business and repurchases of our convertible debt
Q1 2024 Highlights to Date(10)
•Unrestricted cash and cash equivalents was $396 million at February 16, 2024
•Closed two SEMT jumbo securitizations in the first quarter of 2024, backed by approximately $800 million of jumbo loans
•Issued $60 million of senior unsecured notes due 2029
•Repurchased $18 million of convertible debt (at a discount to par) across outstanding 2024 and 2027 maturities

"As Redwood approaches our 30th anniversary, the landscape for housing finance is undergoing a profound transformation, where adaptability is the key to success," said Christopher Abate, Chief Executive Officer of Redwood. "With the work we completed across 2023 to bolster our capital base, we expect 2024 to be foundational to our long-term success as we expand our partnerships and distribution channels, and set Redwood on a course for earnings growth and stability in the quarters and years ahead."

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1.Economic return on book value is based on the period change in GAAP book value per common share plus dividends declared per common share in the period.
2.Earnings available for distribution is a non-GAAP measure. See Non-GAAP Disclosures section that follows for additional information on this measure.
3.Recourse leverage ratio is defined as recourse debt at Redwood divided by tangible stockholders' equity. Recourse debt excludes $10.5 billion of consolidated securitization debt (ABS issued and servicer advance financing) and other debt that is non-recourse to Redwood, and tangible stockholders' equity excludes $52 million of goodwill and intangible assets.
4.We operate our business in three segments: Residential Consumer Mortgage Banking, Residential Investor Mortgage Banking, and Investment Portfolio. Prior to the fourth quarter of 2023, the Residential Consumer Mortgage Banking segment was named Residential Mortgage Banking and the Residential Investor Mortgage Banking segment was named Business Purpose Mortgage Banking. While the segment names changed, no changes were made to the underlying composition of the segments. All applicable references in this document have been conformed to reflect the new segment names.
5.Lock volume represents loans identified for purchase from loan sellers. Lock volume does not account for potential fallout from pipeline that typically occurs through the lending process.
6.RPL and jumbo securities delinquency rate calculations were updated in Q4'23 to be weighted by notional balances of loans collateralizing each of our securities investments (prior periods presented were conformed to updated calculation). Bridge loan and CAFL securities delinquency rates are calculated as BPL term loans in our consolidated CAFL securitizations, our portion of loans held at JVs, unsecuritized bridge loans held for investment, and bridge and term loans held for sale with a delinquent payment greater than 90 days, divided by the total notional balance of loans in consolidated CAFL securitizations, our portion of loans held at JVs, unsecuritized bridge loans held for investment, and bridge and term loans held for sale.
7.Represents intrinsic value of total HEI initially collateralizing securitization, of which Redwood contributed approximately $75 million. Redwood retained approximately 40% of the total residual interests in the securitization.
8.Secured recourse leverage ratio for our Investment Portfolio is defined as secured recourse debt financing our investment portfolio assets divided by capital allocated to our investment portfolio.
9.Includes full retirement of August 2023 convertible maturity ($113 million) and other repurchases of outstanding convertible debt in the open market (at a discount to par) ($81 million).
10.Represents Q1'24 activity through February 16, 2024 unless otherwise noted.

Fourth Quarter 2023 Redwood Review and Supplemental Tables Available Online
A further discussion of Redwood's business and financial results is included in the fourth quarter 2023 Shareholder Letter and Redwood Review which are available under "Financial Info" within the Investor Relations section of the Company’s website at redwoodtrust.com/investor-relations. Additional supplemental financial tables can also be found within this section of the Company's website.
Conference Call and Webcast
Redwood will host an earnings call today, February 20, 2024, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its fourth quarter 2023 financial results. The number to dial in order to listen to the conference call is 1-877-423-9813 in the U.S. and Canada. International callers must dial 1-201-689-8573. A replay of the call will be available through midnight on Tuesday, March 5, 2024, and can be accessed by dialing 1-844-512-2921 in the U.S. and Canada or 1-412-317-6671 internationally and entering access code #13743395.
The conference call will be webcast live in listen-only mode through the News & Events section of Redwood’s Investor Relations website at https://www.redwoodtrust.com/investor-relations/news-events/events. To listen to the webcast, please go to Redwood's website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call. Redwood plans to file its Annual Report on Form 10-K with the Securities and Exchange Commission by Thursday February 29, 2024, and also make it available on Redwood’s website.
About Redwood
Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit. Our operating platforms occupy a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not well served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms; whole-loan distribution activities; and our publicly traded shares. Our aggregation, origination and investment activities have evolved to incorporate a diverse mix of residential consumer and investor housing credit assets. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. We operate our business in three segments: Residential Consumer Mortgage Banking, Residential Investor Mortgage Banking and Investment Portfolio. Additionally, through RWT Horizons®, our venture investing initiative, we invest in early-stage companies strategically aligned with our business across the lending, real estate, and financial technology sectors to drive innovations across our residential and business-purpose lending platforms. Since going public in 1994, we have managed our business through several cycles, built a track record of innovation, and established a best-in-class reputation for service and a common-sense approach to credit investing. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn.

Cautionary Statement; Forward-Looking Statements:

This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the amount of residential mortgage loans that we identified for purchase during the fourth quarter of 2023, expected fallout and the corresponding volume of residential mortgage loans expected to be available for purchase, and the expected timing for the filing of Redwood's Annual Report on Form 10-K. Forward-looking statements involve numerous risks and uncertainties. Redwood's actual results may differ from Redwood's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, opportunities, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2022 under the caption “Risk Factors”. Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

($ in millions, except per share data)	Three Months Ended
	12/31/2023	9/30/2023
Financial Performance
Net income (loss) per diluted common share	$0.15	$(0.29)
Net income (loss) per basic common share	$0.15	$(0.29)
EAD per basic common share (non-GAAP)	$0.05	$0.10

Return on Common Equity ("ROE") (annualized)	7.3%	(12.3)%
EAD Return on Common Equity ("EAD ROE") (annualized, non-GAAP)	2.7%	4.7%

Book Value per Common Share	$8.64	$8.77
Dividend per Common Share	$0.16	$0.16
Economic Return on Book Value (1)	0.3%	(3.6)%

Recourse Leverage Ratio (2)	2.2x	2.3x
Operating Metrics
Business Purpose Loans
Term fundings	$117	$106
Bridge fundings	226	305
Term securitized	—	278
Bridge securitized	250	—
Term sold	48	27
Bridge sold	63	34
Residential Jumbo Loans
Locks	$1,165	$1,637
Purchases	1,004	815
Securitized	708	338
Sold	35	54

(1)    Economic return on book value is based on the periodic change in GAAP book value per common share plus dividends declared per common share during the period.
(2)    Recourse leverage ratio is defined as recourse debt at Redwood divided by tangible stockholders' equity. At December 31, 2023, and September 30, 2023, recourse debt excluded $10.5 billion and $9.3 billion, respectively, of consolidated securitization debt (ABS issued and servicer advance financing) and other debt that is non-recourse to Redwood, and tangible stockholders' equity excluded $52 million and $55 million, respectively, of goodwill and intangible assets.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Three Months Ended
($ in millions, except share and per share data)	12/31/23	9/30/23	6/30/23	3/31/23	12/31/22

Interest income	$190	$177	$179	$179	$173
Interest expense	(170)	(157)	(153)	(152)	(146)
Net interest income	20	20	26	26	27
Non-interest income (loss)
Residential consumer mortgage banking activities, net	8	9	7	3	(14)
Residential investor mortgage banking activities, net	6	10	9	13	(3)
Investment fair value changes, net	15	(42)	(14)	(4)	(24)
HEI income, net	12	10	9	4	1
Other income, net	2	2	4	5	4
Realized gains, net	1	—	1	—	3
Total non-interest income (loss), net	44	(10)	17	21	(33)
General and administrative expenses	(32)	(30)	(31)	(36)	(39)
Portfolio management costs	(4)	(4)	(3)	(4)	(3)
Loan acquisition costs	(3)	(2)	(1)	(1)	(1)
Other expenses	(3)	(5)	(5)	(4)	(4)
(Provision for) benefit from income taxes	(1)	(2)	—	1	9
Net income (loss)	$21	$(31)	$3	$5	$(44)
Dividends on preferred stock	(2)	(2)	(2)	(1)	—
Net income (loss) available (related) to common stockholders	$19	$(33)	$1	$3	$(44)

Weighted average basic common shares (thousands)	121,927	115,466	114,051	113,679	113,363
Weighted average diluted common shares (thousands) (2)	122,474	115,466	114,445	114,135	113,363
Earnings (loss) per basic common share	$0.15	$(0.29)	$—	$0.02	$(0.40)
Earnings (loss) per diluted common share	$0.15	$(0.29)	$—	$0.02	$(0.40)
Regular dividends declared per common share	$0.16	$0.16	$0.16	$0.23	$0.23

(1)Certain totals may not foot due to rounding.
(2)Actual shares outstanding (in thousands) at December 31, 2023, September 30, 2023, June 30, 2023, March 31, 2023, and December 31, 2022, were 131,486, 118,504, 114,178, 113,864, and 113,485, respectively.

Analysis of Income Statement - Changes from Third Quarter 2023 to Fourth Quarter 2023
•Net interest income remained stable from the third quarter as an increase in interest income on bridge loans and a reduction in interest expense on corporate debt were offset by a decline in interest income from non-strategic third-party assets sold during the third quarter.
•Income from Residential Consumer Mortgage Banking activities decreased from the third quarter, as loan purchase commitments declined due to fourth quarter seasonality, partially offset by margins exceeding our historical target range of 75 to 100 basis points.
•Income from Residential Investor Mortgage Banking activities decreased from the third quarter, as spreads on term loans normalized, compared to the third quarter where spread tightening benefited loan inventory. Overall volume declined as a decrease in bridge fundings was partially offset by growth in term production.
•Net positive fair value changes on our Investment Portfolio in the fourth quarter primarily reflected the impact of declining rates on valuations on our re-performing loan (“RPL”) securities, and spread tightening improved valuations on CAFL securities. The positive fair value changes were partially offset by fair value decreases on our bridge loan portfolio related to delinquent loans along with residential servicing assets which declined in step with falling mortgage rates.
•In the fourth quarter of 2023, we changed the presentation of our Income Statement to break out income from HEI investments on a separate line item – "HEI income, net". Amounts in this new line item were previously presented within the Investment fair value changes, net line item. All prior periods presented were conformed to this new presentation. HEI income, net is primarily comprised of recurring accretion of the underlying option value of the investments, along with periodic fluctuations in value influenced by housing and other market conditions. HEI income, net increased in the fourth quarter, as actual and projected trends in home prices continued to improve.
•Realized gains in the fourth quarter reflect gains on extinguishment of corporate convertible debt that we repurchased during the quarter.
•General and administrative expenses increased from the third quarter primarily as variable and long-term incentive compensation increased commensurate with the improvement in quarterly GAAP earnings.
•Portfolio management and loan acquisition costs increased slightly from the third quarter, primarily due to higher loan special servicing costs.
•Other expenses were primarily comprised of acquisition-related intangible amortization expenses.
•Our provision for income taxes in the fourth quarter reflected net income earned at our taxable REIT subsidiary, driven by mortgage banking income and certain servicing investments.

REDWOOD TRUST, INC.
Consolidated Income Statements (1)	Year ended December 31,
($ in millions, except share and per share data)	2023	2022

Interest income	$724	$708
Interest expense	(632)	(552)
Net interest income	93	155
Non-interest income (loss)
Residential consumer mortgage banking activities, net	28	(21)
Residential investor mortgage banking activities, net	40	8
Investment fair value changes, net	(44)	(178)
HEI income, net	35	3
Other income, net	13	21
Realized gains, net	2	5
Total non-interest income (loss), net	73	(163)
General and administrative expenses	(128)	(141)
Portfolio management costs	(15)	(8)
Loan acquisition costs	(7)	(12)
Other expenses	(16)	(16)
(Provision for) benefit from income taxes	(2)	20
Net loss	$(2)	$(164)
Dividends on preferred stock	(7)	—
Net loss related to common stockholders	$(9)	$(164)

Weighted average basic common shares (thousands)	116,283	117,228
Weighted average diluted common shares (thousands)	116,283	117,228
Earnings (loss) per basic common share	$(0.11)	$(1.43)
Earnings (loss) per diluted common share	$(0.11)	$(1.43)
Regular dividends declared per common share	$0.71	$0.92

(1)Certain totals may not foot due to rounding.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)
($ in millions, except share and per share data)	12/31/23	9/30/23	6/30/23	3/31/23	12/31/22

Residential loans	$7,051	$5,847	$5,456	$5,493	$5,613
Business purpose loans	5,220	5,249	5,227	5,365	5,333
Consolidated Agency multifamily loans	425	421	420	427	425
Real estate securities	128	129	167	243	240
Home equity investments (HEI)	550	431	427	417	403
Other investments	344	340	356	382	391
Cash and cash equivalents	293	204	357	404	259
Other assets	493	399	387	391	367
Total assets	$14,504	$13,021	$12,797	$13,121	$13,031

Short-term debt, net	$1,558	$1,477	$1,457	$1,616	$2,030
Other liabilities	251	217	230	187	197
Asset-backed securities issued, net	9,812	8,392	8,183	8,447	7,987
Long-term debt, net	1,681	1,830	1,802	1,733	1,733
Total liabilities	13,302	11,915	11,673	11,984	11,947

Stockholders' equity	1,203	1,106	1,124	1,138	1,084

Total liabilities and equity	$14,504	$13,021	$12,797	$13,121	$13,031

Common shares outstanding at period end (thousands)	131,486	118,504	114,178	113,864	113,485
GAAP book value per common share	$8.64	$8.77	$9.26	$9.40	$9.55

(1)Certain totals may not foot due to rounding.

Non-GAAP Disclosures

Reconciliation of GAAP Net Income (Loss) Available (Related) to Common Stockholders to non-GAAP Earnings Available for Distribution(1)(2)(3)	Three Months Ended
($ in millions, except share and per share data)	12/31/23	9/30/23

GAAP Net income (loss) available (related) to common stockholders	$19	$(33)

Adjustments:
Investment fair value changes, net(4)	(15)	42
Realized (gains)/losses, net(5)	(1)	—
Acquisition related expenses(6)	3	3
Tax effect of adjustments(7)	—	—

Earnings Available for Distribution (non-GAAP)	$7	$13

Earnings (loss) per basic common share	$0.15	$(0.29)
EAD per basic common share (non-GAAP)	$0.05	$0.10

GAAP Return on Common Equity (annualized)	7.3%	(12.3)%
EAD Return on Common Equity (non-GAAP, annualized)(8)	2.7%	4.7%

1.Certain totals may not foot due to rounding.
2.In the fourth quarter of 2023, we changed our calculation of EAD and conformed all prior period amounts presented in the table above and throughout this earnings release. This change consisted of removing the previously presented line item titled "Change in economic basis of investments". Additionally, during the fourth quarter of 2023, we changed our consolidated income statements to include a new line item titled "HEI income, net". This line item includes all amounts related to our HEI investments that were previously presented within the "Investment fair value changes, net" line item. As such, our adjustment for "Investment fair value changes, net" in our current calculation of EAD does not include fair value changes related to our HEI investments.
3.EAD and EAD ROE are non-GAAP measures derived from GAAP Net income (loss) available (related) to common stockholders and GAAP ROE, respectively. EAD is defined as: GAAP net income (loss) available (related) to common stockholders adjusted to (i) exclude investment fair value changes, net; (ii) exclude realized gains and losses; (iii) exclude acquisition related expenses; (iv) exclude organizational restructuring charges (as applicable); and (v) adjust for the hypothetical income taxes associated with these adjustments. EAD ROE is defined as EAD divided by average common equity. We believe EAD and EAD ROE provide supplemental information to assist management and investors in analyzing the Company’s results of operations and help facilitate comparisons to industry peers. Management also believes that EAD and EAD ROE are metrics that can supplement its analysis of the Company’s ability to pay dividends, by providing an indication of the current income generating capacity of the Company's business operations as of the quarter being presented. EAD and EAD ROE should not be utilized in isolation, nor should they be considered as an alternative to GAAP net income (loss) available (related) to common stockholders, GAAP ROE or other measurements of results of operations computed in accordance with GAAP or for federal income tax purposes.
4.Investment fair value changes, net includes all amounts within that same line item on our consolidated statements of income, which primarily represents both realized and unrealized gains and losses on our investments (excluding HEI) and associated hedges. As noted above, realized and unrealized gains and losses on our HEI investments are reflected in a new line item on our consolidated income statements titled "HEI income, net".
5.Realized (gains)/losses, net includes all amounts within that line item on our consolidated statements of income.
6.Acquisition related expenses include transaction costs paid to third parties, as applicable, and the ongoing amortization of intangible assets related to the Riverbend, CoreVest and 5Arches acquisitions.
7.Tax effect of adjustments represents the hypothetical income taxes associated with all adjustments used to calculate EAD.
8.EAD ROE is calculated by dividing EAD by average common equity for each respective period.

CONTACTS
Investor Relations
Kaitlyn Mauritz
MD, Head of Investor Relations
Phone: 866-269-4976
Email: investorrelations@redwoodtrust.com